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                                                                    EXHIBIT 23.3



                         INDEPENDENT AUDITORS' CONSENT



     We consent to the inclusion and incorporation by reference in this Amendment No. 1 to Registration Statement No. 33-70719 on Form S-3 of Complete Business Solutions, Inc. of our report dated February 9, 1998 on the balance sheets of c.w. Costello & Associates, inc. as of December 31, 1997 and 1996, and the related statements of operations, shareholders' equity and of cash flows for each of the three years in the period ended December 31, 1997 not presented separately herein and to the reference to us under the heading "Experts" in the prospectus which is part of this Registration Statement.


                                          DELOITTE & TOUCHE, LLP LOGO


                                          DELOITTE & TOUCHE LLP


                                          Hartford, Connecticut


                                          February 2, 1999